Exhibit 21.1

NextNav inc.

LIST OF SUBSIDIARIES

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization
Spartacus Acquisition Corporation	Delaware
NextNav MS 3, LLC	Delaware
NextNav MS 4, LLC	Delaware
NextNav MS 5, Inc.	Delaware
NextNav MS 6, LLC	Delaware
NextNav MS 7, Inc.	Delaware
NextNav Holdings, LLC	Delaware
NextNav Intermediate HoldCo, LLC	Delaware
NextNav, LLC	Delaware
Progeny LMS, LLC	Delaware
CommLabs, Inc.	Delaware
Commlabs Technology Centre Private Limited	Bangalore, India
NextNav France, SAS	Neuilly-sur-Seine, France